CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-80567, 333-58032, 333-106843, 333-133765, 333-172810, 333-172811, 333-178527, 333-179942, 333-194151, 333-210127, 333-219991, 333-223858, 333-230545, 333-237442, and 333-260123 on Form S-8 and Registration Statement Nos. 333-177965, 333-215182, and 333-235662 on Form S-3 of our report dated December 10, 2021, relating to the consolidated financial statements of Mitek Systems, Inc. as of September 30, 2021 and 2020 and for each of the three years in the period ended September 30, 2021, and the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting, as of September 30, 2021, included in this Annual Report on Form 10-K for the year ended September 30, 2021.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
December 10, 2021